Exhibit 99.2

FA Email

Subject: CNL Growth Properties announces valuation results

Distribution Date: January 20, 2015

FOR BROKER-DEALER AND RIA USE ONLY.

Dear Financial Advisor:

On Jan. 13, 2015, the board of directors of CNL Growth Properties, Inc. (the REIT) estimated the net asset value (NAV) of the REIT’s common stock to be $10.63 per share as of Dec. 31, 2014 (Valuation Date).

•	In determining the estimated NAV per share, the REIT engaged CBRE Capital Advisors, Inc., a third-party independent valuation firm (CBRE Cap), to provide property level and aggregate valuation analyses of the REIT and its investments and to provide a range for the estimated NAV per share as of the Valuation Date. The valuation process used by the REIT was designed to follow methodologies prescribed by IPA Practice Guidelines 2013-01, Valuations of Publicly Registered Non-Listed REITs, which was adopted by the IPA effective May 1, 2013.[1] The estimated NAV per share approved by the REIT’s board of directors falls within the range of values provided by CBRE Cap.

•	The REIT’s board of directors commenced a process in October 2014 to estimate the REIT’s NAV per share in order to provide stockholders and broker-dealers with an indication of the estimated NAV of the REIT’s shares based on its portfolio of multifamily development properties held as of the Valuation Date. The REIT anticipates it will update and announce an estimated NAV per share of its common stock annually.

•	Fourth quarter statements are expected to begin mailing on or about Jan. 26, 2015. The REIT is no longer offering shares; therefore, statements will reflect estimated NAV instead of POP.

•	The REIT mailed this letter to its stockholders and will hold a webinar about the valuation for financial advisors and broker-dealers on Jan. 23, 2015, at 2:00p.m. ET.

REGISTER for the webinar, and dial 800-750-5849 to access it.

For more information, please read the REIT’s Current Report on Form 8-K filed Jan. 20, 2015, with the U.S. Securities and Exchange Commission, or contact your CNL Securities Corp. representative at 866-650-0650.

[1]	There is no assurance that the IPA Guidelines are acceptable to FINRA or under ERISA for compliance with reporting requirements.

FOR BROKER-DEALER AND RIA USE ONLY.

The REIT’s estimated net asset value per share represents a snap shot in time, is based upon various estimates and assumptions, will fluctuate over time, and should not be relied upon by stockholders as representative of the amount an investor could expect to receive when the REIT liquidates its assets.

Forward-looking statements are based on current expectations and may be identified by words such as “believes,” “anticipates,” “expects,” “may,” “could” and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the REIT’s ability to control or accurately predict. Financial advisors should not place undue reliance on forward-looking statements.